EX-99.CODE

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICERS AND

PRINCIPAL FINANCIAL OFFICERS OF

DEL REY GLOBAL INVESTORS FUNDS

“CODE OF CONDUCT”

Introduction

del Rey Global Investors Funds (the “Trust”) and each of its separate series (the “Funds”) are committed to achieving and maintaining the highest ethical standards and to conducting business with the highest level of integrity.

This code of ethics (this “Code”) applies to the principal executive and senior financial officers of the Funds (each, a “Covered Person, and collectively, the “Covered Persons”).

Objective

This Code is intended to promote:

—	honest and ethical conduct;

—	compliance with applicable laws and SEC rules and regulations;

—	prompt reporting of unethical or illegal conduct; and

—	accountability for adherence to this Code.

Conflicts of Interest

A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Funds. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Funds.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “1940 Act”). Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Funds.

Each Covered Person must not:

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use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds such that the Covered Person or a member of his family would benefit personally to the detriment of the Funds;

—	cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Person or a member of his family rather than for the benefit of the Funds; and

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use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflicts of interest that may arise for Covered Persons, and should be reported to the CCO should such conflicts of interest arise, under the following circumstances:1

—	service as a director on the board of any public or private company;

—	the receipt of any gift with a value of $100 or more from any person or company with which a Fund has current or prospective business dealings;

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the receipt of any entertainment from any company with which a Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than the Investment Adviser, any principal underwriter, administrator or any affiliated person and a service provider of which such Covered Person is an employee; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

With respect to corporate opportunities, each Covered Person must not:

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take for himself or herself personally opportunities, including investment opportunities, discovered through the use of his or her position with the Funds, or through the use of the Funds’ property or information;

—	use the Funds’ property, information, or position for his personal gain or the gain of his family member; or

—	compete, or prepare to compete, with the Funds.

Public Disclosure and Compliance

—	Each Covered Person should be familiar with the disclosure requirements generally applicable to the Funds (such general disclosure requirements are provided in the Compliance Manual).

—	Each Covered Person must be familiar with the Fund’s Disclosure Controls and Procedures provided as Exhibit III to the Manual.

[1]

Any activity or relationship that would present a conflict for a Covered Person would likely also present a conflict for the Covered Person if a member of the Covered Person’s family engages in such an activity or has such a relationship.

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Each Covered Person should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the trustees and auditors, and to governmental regulators and self-regulatory organizations.

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Each Covered Person should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust or the Funds and the Investment Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

—	It is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Accountability and Reporting Violations

Each Covered Person must:

—	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he has received, read and understands the Code;

—	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

—	not retaliate against any employee or Covered Person or their affiliated persons for reports of potential violations that are made in good faith;

—	notify the Chief Compliance Officer of the Fund promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

—	report at least annually any change in his affiliations from the prior year.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee is responsible for granting waivers2 and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Covered Persons will be considered by the Audit Committee.

The Fund will follow these procedures in investigating and enforcing this Code:

—	the Chief Compliance Officer will take any action he considers appropriate to investigate any actual or potential violations reported to him;

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if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer will meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

[2]

“Waiver” is defined for purposes of this Code as “the approval by the registrant of a material departure from a provision of the code of conduct” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of conduct that has been made known to an executive officer” of the registrant.

—	any matter that the Chief Compliance Officer believes is a violation will be reported to the Audit Committee;

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if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Funds’ Service Provider of which such Covered Person is an employee or its board; a recommendation to such Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Fund;

—	the Audit Committee will be responsible for granting waivers, as appropriate; and

—	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

The Audit Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, the Investment Adviser, legal counsel, Service Providers, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Audit Committee for the retention of independent auditors to perform permissible non-audit services.

Waivers

A Covered Person may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Audit Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described in this Code. The Audit Committee must review such request and make a determination thereon in writing, which will be binding.

In determining whether to waive any provisions of this Code, the Audit Committee must consider whether the proposed waiver is consistent with honest and ethical conduct.

The Chief Compliance Officer must submit an annual report to the Board regarding any waivers granted.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed to anyone other than the Board and its counsel, the Investment Adviser and its counsel, the Service Provider of which such Covered Person is an employee or independent auditors or other consultants.

Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Adopted:  January 14, 2011